                                                                     EXHIBIT 1.1


                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)


                                                          June 30, 2001
                                                          -------------
BASIC EARNINGS PER SHARE
Net income applicable to common stockholders               $       353
Weighted average number of common shares outstanding         6,798,181
Basic earnings per share                                   $       .05

DILUTED EARNINGS PER SHARE
Net income applicable to common stockholders               $       353
Weighted average number of common shares outstanding         6,798,181
Assuming exercise of stock options                             652,452
Assuming repurchase of treasury stock                         (463,893)
                                                           -----------
     Net incremental shares                                    188,559
Weighted average number of common shares
     Outstanding, as adjusted                                6,986,740
Diluted earnings per share                                 $       .05